FOR IMMEDIATE RELEASE

                 eROOMSYSTEM TECHNOLOGIES, INC. INVESTS $160,000
                 IN NEXT GENERATION BIOMETRIC SECURITY PROVIDER

        Investment marks initial diversification in eRoom business model


LAKEWOOD,  New Jersey - May 26, 2005 - eRoomSystem  Technologies,  Inc.  (OTCBB:
ERMS), a supplier of in-room technological amenities for the lodging industry, today announced that it has made an investment of $160,000 in Identica Corporation, a distributor and integrator of next generation biometric security solutions based in Toronto, Canada.

The investment consists of a secured loan in the amount of $150,000 with a twenty-five (25) month term. The loan is non-interest bearing for the initial twenty-four (24) months, then interest bearing at the rate of ten percent (10%) per annum thereafter, and is secured by all of the assets of Identica. eRoom was issued a warrant to purchase 1,000,000 shares of common stock, exercisable at $0.15 per share for a period of five (5) years. In addition, eRoom purchased 1,666,667 shares of common stock of Identica for the sum of $10,000. In total, eRoom is a beneficial owner of 16% of the issued and outstanding common stock of Identica, on a fully-diluted basis. Simultaneous with the eRoom investment, an investment group lead by a third party eRoom shareholder has committed to purchase $600,000 of Identica common stock, representing 24% of the issued and outstanding common stock of Identica, on a fully-diluted basis.

While eRoom continues to maintain and service its refreshment centers currently installed at hotels in the U.S. and abroad, the investment in Identica represents diversification in the business model. Additional investments may be made in emerging growth companies in the future as eRoom seeks to leverage its vastly improved balance sheet in an effort to maximize shareholder value.

"Since joining eRoom in October 2003, we have made tremendous progress in terms of our balance sheet and operating results, as evidenced by our record profits and significant decrease in debt in fiscal year 2004 and having more than $800,000 in cash as of the fiscal quarter ended March 31, 2005, said David A. Gestetner, Chief Executive Officer and President. "While we are pleased to have achieved these financial results, we believe it is important to diversify through passive and non-passive investments, as well as strategic opportunities, that offer significant returns to eRoom to maximize shareholder value. We intend to pursue the growth of our core business of providing fully automated and interactive refreshment centers, including possible strategic opportunities within the sector."

About eRoomSystem Technologies, Inc.: eRoomSystem Technologies, Inc. is a full service in-room provider for the lodging and travel industry. Its intelligent in-room computer platform and communications network supports eRoomSystem's line of fully automated and interactive refreshment centers, room safes and other applications. eRoomSystem's products are installed in major hotel chains both domestically and internationally. eRoomSystem is a publicly traded company listed on the Over The Counter Bulletin Board under the symbol "ERMS". You can visit eRoomSystem Technologies, Inc. on the worldwide web at www.eroomsystem.com.

About Identica, Corp.:

Headquartered in Toronto, Canada, Identica is a distributor and integrator of next-generation biometric security solutions, including the TechSphere hand vascular pattern biometric technology. This technology, unlike other biometric products, offers superior performance by eliminating degradation typically found with other solutions as a result of dryness, scars and contamination of the hand. Identica's products and services have been designed to eliminate the threat of security breaches by protecting companies against unauthorized access and fraudulent activities. The identity security solutions offered by Identica have been developed by leading biometric security vendors and are exclusively distributed by Identica in North America. You can visit Identica at www.identicacorp.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: NOTE: The foregoing is news relating to ERMS and contains forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to ERMS or its management, including without limitation, ERMS and its subsidiaries, are intended to identify such forward-looking statements. The actual results, performance or achievements of ERMS could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the most recently filed Quarterly Report on Form 10-QSB and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by ERMS and is meant purely for informational purposes.

Press/Investor Contact:
eRoomSystem Technologies, Inc.
investor@eroomsystem.com